UNITED STATES

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Heidrick & Struggles International, Inc.

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The following is a form of communication sent to certain stockholders of Heidrick & Struggles International, Inc. beginning May 15, 2018.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

May 15, 2018

Dear Stockholder:

We are reaching out to you to highlight certain information that we hope you will take into consideration when voting on Item 4, approval of the Second Amended and Restated 2012 GlobalShare Program (as revised, the “GSP”), included in the 2018 proxy statement (the “Proxy Statement”) of Heidrick & Struggles International, Inc. (the “Company”).

We are pleased to report that on May 15, 2018, Institutional Shareholders Services (“ISS”) recommended that our stockholders vote in favor of Item 4, changing its initial recommendation made on May 8, 2018.

On May 8, 2018, ISS issued its initial report recommending that stockholders vote in favor of all of the items to be voted on at our 2018 annual meeting and described in the Proxy Statement, except for Item 4. It is worth noting that another proxy advisory firm, Glass Lewis, issued a proxy report in which it recommended a vote “FOR” all of the items to be voted on at the 2018 annual meeting, including Item 4.

Heidrick’s Board is committed to best practices with respect to the design of the GSP and therefore the Board fully endorses the amendments to the “Change in Control” provisions of the GSP set forth below as well as the adoption of a clawback policy. The adoption of these best practices also addresses the concerns identified in the ISS report and incorporates investor feedback. Heidrick has taken the following actions (which are described in further detail in our supplemental proxy materials filed on May 11, 2018):

1.	We approved the following changes to the GSP:

•	We revised the definition of “Change in Control” to remove the Board’s broad discretion to determine that any other event could constitute a change in control.

•	We limited the discretion of the Human Resources and Compensation Committee of the Board (the “Committee”) to accelerate the vesting or exercisability of awards to a participant’s termination of employment or service as a result of death or disability.

•	We revised the treatment of awards upon a Change in Control to (a) remove the Committee’s broad discretion to accelerate the vesting or exercisability of such awards in connection with the Change in Control; (b) provide that performance-based awards that are assumed in connection with the Change in Control will convert to time-based awards based on the actual level of performance (rather than the greater of target or actual); and (c) provide that if awards are not assumed in connection with the Change in Control, then time-based awards will fully vest and performance-based awards will vest at either (i) actual level of performance or (ii) target level of performance, prorated based on the time elapsed in the performance period as of the Change in Control.

2.	We adopted a clawback policy that provides for the reimbursement of annual incentive payments, long-term incentive payments and equity awards in situations where the payment was based upon achieving financial or other results that were subsequently restated or corrected and where the Board determines that the plan participant engaged in intentional misconduct that caused or contributed to the need for restatement or correction.

3.	We filed our supplemental proxy materials on May 11, 2018, which include the revised GSP as an Annex.

Following a review of the supplemental proxy materials, ISS recommended stockholders vote in favor of Item 4 noting that based on the new information filed by the Company, a vote for Item 4 is warranted.

As previously disclosed in the Proxy Statement, we are seeking stockholder approval of the GSP in order to continue the program we have had in the past and to better align the interests of our most critical talent in our Search and Consulting businesses with those of our stockholders by increasing the number of key employees who receive shares under the program. With this revised GSP, we intend to include a group of top revenue-producing consultants in the program, in addition to those directors and officers who already receive equity under the program, in order to further align this important stakeholder group with the Company’s strategic priorities and the creation of stockholder value.

We believe that our current and future success and profitability depends upon providing key employees with compensation that aligns them to the shareholder experience. A targeted focus on increasing the equity stake of our most productive employees’ compensation will motivate them to focus on innovative strategies that benefit our clients and create value for our stockholders. We believe that the selected use of equity awards as part of our top revenue-producing consultants’ compensation will create a shift in the mindset of our most critical employees.

On behalf of the Board, we would appreciate your support by voting “FOR” Item 4. If you have questions about this proposal, please contact Kamau Coar directly at 312-496-1306.

Sincerely,

Kamau Coar

Secretary